Exhibit (a)(7)


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                                                           PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

November 24, 1999

Offer for Units of Limited Partnership Interest of RESOURCES ACCRUED MORTGAGE INVESTORS L.P. - Series 86 withdrawn

             The Offer to purchase up to 165,001 Units of RESOURCES ACCRUED MORTGAGE INVESTORS L.P. - Series 86 by SUTTER OPPORTUNITY FUND, LLC; SUTTER CAPITAL MANAGEMENT, LLC; MP INCOME FUND 15, LLC; MacKENZIE PATTERSON SPECIAL FUND, L.P.; MacKENZIE PATTERSON SPECIAL FUND 2, L.P.; MacKENZIE PATTERSON SPECIAL FUND 4, LLC; MP FALCON FUND, LLC; MP VALUE FUND 4, LLC; PREVIOUSLY OWNED MORTGAGE PARTNERSHIP INCOME FUND 3, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; CAL KAN, INC.; MORAGA GOLD, LLC; C.E. PATTERSON; JAMES HILLMAN; STEVEN GOLD; THOMAS A. FRAME; and MP ACQUISITION COMPANY, LLC (collectively the "Purchasers") has been withdrawn. An affiliate of the issuer's general partner has made an offer to purchase Units at a price of $22 per Unit, which exceeds the maximum price the Purchasers are currently willing to pay for the Units by 10%. Accordingly, the Purchasers have withdrawn the Offer.

             As of November 23, 1999, no Units had been tendered to the bidders by security holders and not withdrawn. Any Units which may be tendered hereafter will be returned to the holders, and the holders referred to the competing bidder.

             For further information, contact Glen Fuller at the above telephone number.